Exhibit 99.1

Press Release

Contact:	United Community Bancorp

Elmer G. McLaughlin, President and Chief Executive Officer

(812) 537-4822

United Community Bancorp Reports Third Quarter Results

Lawrenceburg, Indiana – May 4, 2016 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $941,000, or $0.23 per diluted share, for the quarter ended March 31, 2016. Net income increased by $247,000, or 35.6%, as compared to the quarter ended March 31, 2015. Earnings per diluted share for the quarter ended March 31, 2016 increased by 43.8% when compared to the quarter ended March 31, 2015 primarily due to an increase in earnings and a decrease in the weighted-average shares outstanding as a result of the Company’s previously announced stock repurchases, which concluded in November 2015.

The Company also reported net income of $2.6 million for the nine months ended March 31, 2016, which represented an increase of $777,000, or 42.2% over the nine months ended March 31, 2015. Earnings per diluted share for the nine months ended March 31, 2016 increased by 51.2% when compared to the same period in the prior year primarily due to a decrease in the number of shares outstanding and an increase earnings.

United Community Bancorp
Summarized Statements of Income
(In thousands, except per share data)
	For the nine months ended
	3/31/2016	03/31/2015
	(Unaudited)	(Unaudited)
Interest income	$11,732	$11,350
Interest expense	1,657	1,817
Net interest income	10,075	9,533

Provision for loan losses	141	(244)
Net interest income after provision for loan losses	9,934	9,777

Total noninterest income	3,541	2,540
Total noninterest expense	10,383	10,173
Income before income taxes	3,092	2,144

Income tax provision	474	303
Net income	$2,618	$1,841

Basic earnings per share	$0.63	$0.41
Diluted earnings per share	$0.62	$0.41

Weighted average shares outstanding:
Basic	4,173,027	4,478,328
Diluted	4,205,170	4,478,328

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
(In thousands, except for per share data)	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015

ASSETS
Cash and Cash Equivalents	$23,246	$23,456	$21,997	$18,522	$23,558
Investment Securities	188,929	186,663	196,399	210,664	205,977
Loans Receivable, net	269,480	263,327	263,540	253,828	253,885
Other Assets	36,361	36,734	37,958	38,171	39,058
Total Assets	$518,016	$510,180	$519,894	$521,185	$522,478

LIABILITIES
Municipal Deposits	$95,089	$95,192	$102,348	$103,222	$100,628
Other Deposits	336,895	331,894	328,848	329,315	331,054
FHLB Advances	13,934	13,000	13,000	13,000	13,000
Other Liabilities	3,310	2,790	4,325	4,211	5,965
Total Liabilities	449,228	442,876	448,521	449,748	450,647
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	68,788	67,304	71,373	71,437	71,831
Total Liabilities & Stockholders' Equity	$518,016	$510,180	$519,894	$521,185	$522,478

Outstanding Shares	4,201,326	4,201,326	4,530,482	4,610,839	4,634,608
Tangible Book Value per share	$15.69	15.33	15.11	14.85	14.86

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,891	$3,883	$3,958	$3,882	$3,782
Interest Expense	530	526	601	558	557
Net Interest Income	3,361	3,357	3,357	3,324	3,225
Provision for (Recovery of) Loan Losses	52	45	44	(104)	(289)
Net Interest Income after Provision
for (Recovery of) Loan Losses	3,309	3,312	3,313	3,428	3,514

Total Noninterest Income	1,121	1,353	1,067	856	683
Total Noninterest Expense	3,230	3,528	3,625	3,467	3,355
Income before Tax Provision	1,200	1,137	755	817	842
Income Tax Provision	259	159	56	122	148
Net Income	$941	$978	$699	$695	$694

Basic Earnings per Share	$0.23	$0.24	$0.16	$0.16	$0.16
Diluted Earnings per Share	$0.23	$0.24	$0.16	$0.16	$0.16

Weighted Average Shares Outstanding:
Basic	4,027,432	4,120,938	4,368,527	4,420,506	4,428,861
Diluted	4,057,600	4,156,239	4,406,759	4,439,931	4,428,861

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
Performance Ratios:
Return on average assets (1)	0.73%	0.76%	0.54%	0.53%	0.54%
Return on average equity (1)	5.51%	6.07%	3.91%	3.86%	3.88%
Interest rate spread (2)	2.79%	2.74%	2.78%	2.72%	2.70%
Net interest margin (3)	2.82%	2.81%	2.81%	2.76%	2.73%
Noninterest expense to average assets (1)	2.48%	2.74%	2.79%	2.66%	2.62%
Efficiency ratio (4)	70.82%	74.90%	82.00%	82.94%	85.76%
Average interest-earning assets to
average interest-bearing liabilities	107.88%	107.83%	107.49%	108.15%	106.79%
Average equity to average assets	13.32%	12.52%	13.76%	13.78%	13.96%

Bank Capital Ratios:
Tangible capital	11.69%	11.40%	11.68%	11.47%	12.22%
Core capital	11.69%	11.40%	11.68%	11.47%	12.22%
Total risk-based capital	22.91%	22.68%	23.36%	23.80%	24.85%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	1.31%	1.94%	2.23%	2.50%	2.86%
Nonperforming assets as a percent
of total assets	0.75%	1.08%	1.21%	1.30%	1.48%
Allowance for loan losses as a percent
of total loans	1.82%	1.77%	1.91%	1.98%	1.97%
Allowance for loan losses as a percent
of nonperforming loans	138.71%	91.25%	85.56%	78.95%	68.66%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	(0.26)%	0.61%	0.03%	(0.22)%	(0.20)%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended March 31, 2016:

Net income totaled $941,000 for the quarter ended March 31, 2016, which represented an increase of $247,000, or 35.6%, when compared to the quarter ended March 31, 2015.

The improvement in net income was primarily the result of improved net interest income and an increase in non-interest income. Net interest income totaled $3.4 million for the quarter ended March 31, 2016, which represented an increase of $136,000, or 4.2%, when compared to the quarter ended March 31, 2015. The growth in the Company’s core business was the result of an increase in interest income as well as a decrease in interest expense. Interest income increased by $109,000 due to a $13.7 million increase in the average balance of loans, and an increase in the average rate earned on investment securities to 2.15% in the current year quarter from 2.01% in the prior year quarter, partially offset by a decrease in the average rate earned on loans to 4.34% in the current year quarter from 4.43% in the prior year quarter, and a $10.8 million decrease in the average balance of investments. Interest expense decreased $27,000 primarily due to a decrease in the average rate paid on deposits from 0.46% in the prior year quarter to 0.44% in the current year quarter. The increase in loan balances is primarily the result of our continued controlled growth strategies in commercial lending. The increase in investment yield is primarily the result of divesting lower yielding mortgage-backed securities and increasing the allocation to higher yielding municipal bonds.

Asset quality continued to improve over the three-month period ended March 31, 2016 as the Bank has successfully continued to improve asset quality and reduce nonperforming assets. Nonperforming assets as a percentage of total assets decreased from 1.48% at March 31, 2015 to 0.75% at March 31, 2016, and nonperforming loans as a percentage of total loans decreased from 2.86% at March 31, 2015 to 1.31% at March 31, 2016 primarily due to the repayment of $2.0 million of nonperforming loans during the quarter ended March 31, 2016. The provision for loan losses was $52,000 for the quarter ended March 31, 2016, which represented an increase of $341,000 compared to the quarter ended March 31, 2015, which included a recovery of $289,000.

Noninterest income totaled $1.1 million for the quarter ended March 31, 2016, which represented an increase of $438,000, or 64.1%, when compared to the quarter ended March 31, 2015. The increase was primarily due to a $76,000 increase in service charge income, a $22,000 increase in profit on the sale of mortgage loans, and a $64,000 gain on the sale of investments as compared to a $257,000 loss on the sale of investments in the prior year quarter.

Noninterest expense totaled $3.2 million for the quarter ended March 31, 2016, which represented a decrease of $125,000, or 3.7%, when compared to the quarter ended March 31, 2015. The decrease was primarily due to a decrease in compensation expense of $70,000, and an $80,000 decrease in other operating expenses, partially offset by a $55,000 increase in data processing expense related to a onetime charge of $50,000 resulting from a change in vendors. The decrease in other operating expenses is due primarily to a decrease in OREO expenses of $92,000 as compared to the quarter ended March 31, 2015.

For the nine months ended March 31, 2016:

Net income totaled $2.6 million for the nine months ended March 31, 2016, which represented an increase of $777,000, or 42.2%, when compared to the nine months ended March 31, 2015.

The improvement in net income is primarily the result of improved net interest income and an increase in noninterest income related to the receipt of a life insurance death benefit from the passing of two directors. Net interest income totaled $10.1 million, which represented an increase of $542,000, or 5.7%, when compared to the nine months ended March 31, 2015. The growth in the Company’s core business resulted in an increase in interest income and a decrease in interest expense. Interest income increased by $382,000 primarily due to a $13.9 million increase in the average balance of loans as well as an increase in the average rate earned on investment securities to 2.13% for the nine months ended March 31, 2016 compared to 1.89% for the prior year period, partially offset by a decrease in the average rate earned on loans to 4.40% for the nine months ended March 31, 2016 from 4.56% for the prior year period and a decrease in the average balance of investments to $190.9 million for the nine months ended March 31, 2016 compared to $200.4 million for the prior year period. Interest expense decreased by $160,000, primarily as a result of a decrease in the average interest rate paid on deposits to 0.46% for the nine months ended March 31, 2016 from 0.51% for the prior year period. Changes in interest rates are primarily due to higher rate certificates of deposit maturing.

The provision for loan losses was $141,000 for the nine months ended March 31, 2016, which represented an increase of $385,000 compared to the nine months ended March 31, 2015 which included a recovery of $244,000. Nonperforming assets as a percentage of total assets decreased from 1.30% at June 30, 2015 to 0.75% reflecting the continuing efforts of management to improve asset quality and reduce nonperforming assets. Nonperforming loans as a percentage of total loans decreased from 2.50% at June 30, 2015 to 1.31% at March 31, 2016 primarily due to the repayment of $2.2 million of nonperforming loans during the nine months ended March 31, 2016.

Noninterest income totaled $3.5 million for the nine months ended March 31, 2016, which represented an increase of $1.0 million, or 39.4%, compared to the prior year period. The increase was primarily due to a $253,000 increase in income from Bank Owned Life Insurance due to the receipt of death benefits from the passing of two directors (one previously retired) during the period, a $188,000 increase in service charges on deposit accounts, a $118,000 increase on gain on sale of mortgage loans, and a $434,000 increase on gain on sale of investments.

Noninterest expense totaled $10.4 million for the nine months ended March 31, 2016, which represented an increase of $210,000, or 2.1%, compared to the nine months ended March 31, 2015. The increase in noninterest expense was primarily the result of an increase of $482,000 in compensation expense, partially offset by a decrease in premises and occupancy expense of $98,000, a decrease in deposit insurance of $41,000, a decrease in advertising expense of $27,000, a decrease of $46,000 in data processing expenses, a decrease of $22,000 in professional fees and a decrease of $38,000 in other operating expenses. The increase in compensation expense is primarily due to salary increases provided to employees in the normal course of business. The commercial lending department has been expanded to enable the Bank to execute its controlled growth strategy to prudently increase commercial lending. The decrease in data processing expense is primarily due to nonrecurring items in the prior period with no corresponding expense in the current period.

Statement of Financial Condition:

Total assets were $518.0 million at March 31, 2016, compared to $521.2 million at June 30, 2015. A $21.7 million decrease in investment securities was partially offset by a $4.7 million increase in cash and cash equivalents and a $15.5 million increase in loans. The investment balances decreased partially due to normal amortization and maturities during the period. There were also sales of investments totaling $5.0 million during the period. The proceeds from the sales were used to fund new loans, which is expected to enhance the Bank’s net interest margin as well as increase interest income in the future.

Total liabilities decreased $520,000 from $449.7 million at June 30, 2015 to $449.2 million at March 31, 2016 primarily due to a $553,000 decrease in deposits during the current year period and a $901,000 decrease in other liabilities, partially offset by an increase in FHLB advances of $934,000.

Stockholders’ equity totaled $68.8 million as of March 31, 2016, which represented a decrease of $2.7 million when compared to June 30, 2015. Net income of $2.6 million for the nine months ended March 31, 2016, and a decrease in the unrealized loss on available-for-sale securities of $960,000 were offset by stock repurchases totaling $6.1 million and dividends paid totaling $729,000. There were 4,201,326 and 4,634,608 outstanding shares of common stock at March 31, 2016 and 2015, respectively. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2015 filed with the SEC on September 28, 2015 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.